     As filed with the Securities and Exchange Commission on April 6, 2001
                                                         Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 _____________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                 _____________
                                Radio One, Inc.
            (Exact name of Registrant as specified in its charter)
                                 _____________
          Delaware                   52-1166660                 4832
(State or other jurisdiction of   (I.R.S. Employer    (Primary Standard Industry
 incorporation or organization)  Identification No.     Classification Number)

                    5900 Princess Garden Parkway, 8th Floor
                               Lanham, MD 20706
                           Telephone: (301) 306-1111
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 _____________
                            ALFRED C. LIGGINS, III
                     Chief Executive Officer and President
                                Radio One, Inc.
                    5900 Princess Garden Parkway, 8th Floor
                               Lanham, MD 20706
                           Telephone: (301) 306-1111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copy to:
                           TERRANCE L. BESSEY, ESQ.
                               Kirkland & Ellis
                          655 Fifteenth Street, N.W.
                            Washington, D.C. 20005
                           Telephone: (202) 879-5000
                                 _____________

       Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 _____________

                                                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                         NUMBER OF          PROPOSED          PROPOSED MAXIMUM       AMOUNT OF
                                                       SECURITIES TO     MAXIMUM OFFERING     AGGREGATE OFFERING    REGISTRATION
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    BE REGISTERED    PRICE PER SHARE/(1)/      PRICE/(1)/             FEE
------------------------------------------------------------------------------------------------------------------------------------
 Class D Common Stock, par value $0.001 per share.....   2,143,000           $13.96              $29,905,565         $7,476.39
------------------------------------------------------------------------------------------------------------------------------------

/(1)/ These amounts, estimated solely for the purpose of determining the registration fees, were calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and were based on the average of the high and low sale price per share on The Nasdaq Stock Market's National Market of Radio One's class D common stock, par value $0.001 per share (the "class D common stock"), determined on April 3, 2001.

       The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement covering them has been declared effective by the SEC. This preliminary prospectus is not an offer to sell these securities and neither Radio One nor the selling stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 6, 2001

                                  PROSPECTUS

                                     LOGO

                               2,143,000 Shares

                            of Class D Common Stock
                                  ___________

     This prospectus relates to 2,143,000 shares of our class D common stock, which may be offered from time to time by the selling shareholders named in this prospectus, or by their transferees, pledgees, donees or successors, all of which we refer to as selling stockholders. The securities may be sold by the selling stockholders directly to purchasers or through agents, underwriters or dealers. If required, the names of any agents, underwriters or dealers involved in the sale of the securities, and the agent's commission, dealer's purchase price or underwriter's discount, if any, will be provided in supplements to this prospectus. The selling stockholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for the payment of all other expenses incident to the offer and sale of the securities. The selling stockholders and any broker-dealers, agents or underwriters that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     Our class D common stock is traded on The Nasdaq Stock Market's National Market under the symbol "ROIAK."

     Before deciding to purchase the class D common stock registered pursuant to this prospectus, you should read this prospectus and any prospectus supplement carefully. In addition, you should carefully consider the risk factors that begin on page 2 of this prospectus before purchasing any of the class D common stock offered hereby.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is April 6, 2001.

                               TABLE OF CONTENTS

                                                     Page                                                     Page
                                                     ----                                                     ----
CAUTIONARY NOTE REGARDING FORWARD-                    i     RISK FACTORS...................................    2
     LOOKING STATEMENTS............................         USE OF PROCEEDS................................    6
WHERE YOU CAN FIND ADDITIONAL                         i     SELLING STOCKHOLDERS...........................    6
     INFORMATION...................................         PLAN OF DISTRIBUTION...........................    7
INCORPORATION BY REFERENCE.........................   i     LEGAL MATTERS..................................    8
SUMMARY............................................   1     EXPERTS........................................    8

                                  __________

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about Radio One's industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the SEC. The SEC's Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site on the world wide web is sec.gov. The information on the SEC's web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

                          INCORPORATION BY REFERENCE

     The SEC permits us to "incorporate by reference" the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the initial filing date of the registration statement of which this prospectus is a part, and prior to the effectiveness of that registration statement, will automatically update and supersede this information. We have filed the following documents with the SEC and incorporate in this prospectus by reference:

     .    our Annual Report on Form 10-K for the year ended December 31, 2000;
and

     .    our Registration Statement on Form 8-A dated May 17, 2000.

     We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. Statements contained in documents incorporated or deemed to be incorporated by reference after the initial filing date of the registration statement of which this prospectus is a part will modify statements in any other subsequently filed documents to the extent the new information differs from the old information. Any statements modified or superseded will no longer constitute a part of this prospectus in their original form.

     If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Investor Relations, Radio One, Inc., 5900 Princess Garden Parkway, 8th Floor, Lanham, MD 20706, or to our e-mail address: invest@radio-one.com. Our telephone number is (301) 306-1111.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                                    SUMMARY

     This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before you make an investment decision. You should carefully read this entire prospectus, including the "Risk Factors" section, and the documents we have referred you to, including the documents incorporated herein by reference, before making your investment decision.

                                RADIO ONE, INC.

     Our principal executive offices are located at 5900 Princess Garden Parkway, 8th Floor, Lanham, Maryland 20706 and our telephone number is (301) 306-1111.

     For a description of our business, please see our Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this prospectus. The description of our business contained in our Form 10-K for the year ended December 31, 2000 will be updated and superseded by later filings we make with the SEC that are incorporated by reference in this prospectus. You should carefully read this entire prospectus and the documents incorporated by reference in this prospectus before making a decision to invest in the class D common stock.

                          Securities to be Registered

Issuer...............................................         Radio One, Inc.

Common Stock Offered by the Selling
Stockholders.........................................         2,143,000 shares of class D common stock

Use of Proceeds......................................         The selling stockholders will receive all of the net
                                                              proceeds from the resale of the securities.  We will
                                                              not receive any proceeds.

Trading..............................................         Our class D common stock is listed on The Nasdaq
                                                              Stock Market's National Market under the symbol
                                                              "ROIAK."

                                 RISK FACTORS

     Investing in the class D common stock involves risk. You should consider carefully the risk factors described below, as well as the other information contained or incorporated by reference in this prospectus, before purchasing the class D common stock. The risks and uncertainties described below and incorporated by reference are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the risks described below or incorporated by reference in this prospectus actually occur, our business, results of operations and financial condition could be materially and adversely affected, the trading prices of the class D common stock could decline and you might lose all or part of your investment.

Integration of Acquisitions--We may have difficulty integrating the operations, systems and management of the stations that we have recently acquired or agreed to acquire.

     From January 1, 2000 through March 15, 2001, we acquired or agreed to acquire and/or operate 43 radio stations, including 12 radio stations acquired from Clear Channel Communications, Inc. and AMFM, Inc. on August 25, 2000, and 16 stations that we will own and/or operate upon consummation of our acquisition of Blue Chip Broadcasting, Inc. pursuant to an agreement dated February 7, 2001, and we expect to make acquisitions of other stations and station groups in the future. The integration of acquisitions involves numerous risks, including:

     . difficulties in the integration of operations and systems and the management of a large and geographically diverse group of stations;

     .    the diversion of management's attention from other business concerns;
          and

     .    the potential loss of key employees of acquired stations.

     We cannot assure you that we will be able to integrate successfully the operations, systems or management acquired in the Clear Channel/AMFM acquisitions or to be acquired in the Blue Chip Broadcasting, Inc. acquisition, or any other operations, systems or management that might be acquired in the future. Consummation of the Clear Channel/AMFM acquisitions and the pending consummation of the Blue Chip Broadcasting, Inc. acquisitions will require us to manage a significantly larger and geographically more diverse radio station portfolio than historically has been the case. Our failure to integrate and manage newly acquired stations successfully could have a material adverse effect on our business and operating results. In addition, in the event that the operations of a new station do not meet expectations, we may restructure or write-off the value of some portion of the assets of the new station.

Risks of Acquisition Strategy--Our growth depends on successfully executing our acquisition strategy.

     We intend to grow by acquiring radio stations primarily in top 50 African-American markets. We cannot assure you that our acquisition strategy will be successful. Our acquisition strategy is subject to a number of risks, including:

     .    We may not successfully identify and consummate future acquisitions;

     . Acquired stations may not increase our broadcast cash flow or yield other anticipated benefits;

     . Required regulatory approvals may result in unanticipated delays in completing acquisitions; and

     . We may be required to raise additional financing and our ability to do so is limited by the terms of our debt instruments.

Dependence on Key Personnel--The loss of key personnel could disrupt the management of our business.

     Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key employees. We believe that the unique combination of skills and experience possessed by these individuals would be difficult to replace, and that the loss of any one of them could have a material adverse effect on us. These adverse effects could include the impairment of our ability to execute our acquisition and operating strategies and a decline in our standing in the radio broadcast industry.

Competition--We compete for advertising revenue against radio stations and other media, many of which have greater resources than we do.

     Our stations compete for audiences and advertising revenue with other radio stations and with other media such as cable and broadcast television, newspapers, direct mail, outdoor advertising and the Internet, some of which may be controlled by horizontally-integrated companies. Audience ratings and advertising revenue are subject to change and any adverse change in a market could adversely affect our net broadcast revenue in that market. If a competing station converts to a format similar to that of one of our stations, or if one of our competitors strengthens its operations, our stations could suffer a reduction in ratings and advertising revenue. Other radio companies which are larger and have more resources may also enter markets in which we operate. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain or increase their current ratings or advertising revenue.

Restrictions Imposed by Our Debt--The terms of our debt restrict us from engaging in many activities and require us to satisfy various financial tests.

     Our bank credit facility and the agreements governing our other outstanding debt contain covenants that restrict, among other things, our ability to incur additional debt, pay cash dividends, purchase our capital stock, make capital expenditures, make investments or other restricted payments, swap or sell assets, engage in transactions with related parties, secure non-senior debt with our assets, or merge, consolidate or sell all or substantially all of our assets.

     Our bank credit facility requires that we obtain our banks' consent for acquisitions that do not meet specific criteria. These restrictions may make it more difficult to pursue our acquisition strategy. Our bank credit facility also requires that we maintain specific financial ratios. Events beyond our control could affect our ability to meet those financial ratios, and we cannot assure you that we will meet them.

     A portion of the loans under our bank credit facility in the amount of $150.0 million will be due in February 2002, and the remainder of the loans under our bank credit facility will be due in August 2007. A breach of any of the covenants contained in our bank credit facility could allow our lenders to declare all amounts outstanding under our bank credit facility to be immediately due and payable. In addition, our banks could proceed against the collateral granted to them to secure that indebtedness. If the amounts outstanding under our bank credit facility are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our other debt holders.

Substantial Debt--Our substantial level of debt could limit our ability to grow and compete.

     We have a substantial amount of debt, a portion of which bears interest at variable rates. The amount and nature of our debt is described in greater detail in our reports filed with the SEC. Our substantial level of indebtedness could adversely affect us for various reasons, including limiting our ability to:

     . obtain additional financing for working capital, capital expenditures, acquisitions, debt payments or other corporate purposes;

    . have sufficient funds available for operations, future business opportunities or other purposes;

    .    compete with competitors that have less debt than we do; and

    . react to changing market conditions, changes in our industry and economic downturns.

Controlling Stockholders--Two common stockholders have a majority voting interest in Radio One and have the power to control matters on which Radio One's common stockholders may vote.

     Catherine L. Hughes and her son, Alfred C. Liggins, III, collectively hold approximately 55.9% of the outstanding voting power of Radio One's common stock. As a result, Ms. Hughes and Mr. Liggins will control most decisions involving Radio One, including transactions involving a change of control of Radio One, such as a sale or merger. In addition, certain covenants in Radio One's debt instruments require that Ms. Hughes and Mr. Liggins maintain specified ownership and voting interests in Radio One, and prohibit other parties' voting interests from exceeding specified amounts. Ms. Hughes and Mr. Liggins have agreed to vote their shares together in elections of members of the board of directors.

Technology Changes, New Services and Evolving Standards--We must respond to the rapid changes in technology, services and standards which characterize our industry in order to remain competitive.

     The radio broadcasting industry is subject to rapid technological change, evolving industry standards and the emergence of new media technologies. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being developed, including the following:

     . Audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats;

     . Satellite digital audio radio service, which could result in the introduction of several new satellite radio services with sound quality equivalent to that of compact discs; and

     . In-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

     We have entered into a programming agreement with a satellite digital audio radio service, and have also invested in a developer of digital audio broadcast technology and two Internet content providers. However, we cannot assure you that these arrangements will be successful or enable us to adapt effectively to these new media technologies.

Government Regulation--Our business depends on maintaining our licenses with the FCC. We cannot assure you that we will be able to maintain these licenses.

     Radio broadcasters depend upon maintaining radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and may be renewed. Our radio broadcasting licenses expire at various times from October 1, 2003 to August 1, 2006. Although we may apply to renew our FCC licenses, interested third parties may challenge our renewal applications. In addition, if Radio One or any of our stockholders, officers, or directors violates the FCC's rules and regulations or the Communications Act of 1934, as amended, or is convicted of a felony, the FCC may commence a proceeding to impose sanctions upon us. Examples of possible sanctions include the imposition of fines; the revocation of our broadcast licenses; or the renewal of one or more of our broadcasting licenses for a term of fewer than eight years. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

     The radio broadcasting industry is subject to extensive and changing federal regulation, as described in greater detail in our reports filed with the SEC. Among other things, the Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses. The filing of petitions or complaints against Radio One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of the capital stock of Radio One.

Antitrust Matters--We may have difficulty obtaining regulatory approval for acquisitions in our existing markets and, potentially, new markets.

     An important part of our growth strategy is the acquisition of additional radio stations. The agencies responsible for enforcing the federal antitrust laws, the Federal Trade Commission or the Department of Justice, may investigate certain acquisitions. After the passage of the Telecommunications Act of 1996, the Department of Justice became more aggressive in reviewing proposed acquisitions of radio stations. The Justice Department is particularly aggressive when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. The Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue.

     We cannot predict the outcome of any specific Department of Justice or FTC investigation. Any decision by the Department of Justice or FTC to challenge a proposed acquisition could affect our ability to consummate an acquisition or to consummate it on the proposed terms. For an acquisition meeting certain size thresholds, the Hart-Scott-Rodino Act requires the parties to file Notification and Report Forms concerning antitrust issues with the Department of Justice and the FTC and to observe specified waiting period requirements before consummating the acquisition. If the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including restructuring the proposed acquisition or divesting assets. In addition, the investigating agency could file suit in federal court to enjoin the acquisition or to require the divestiture of assets, among other remedies. Acquisitions that are not required to be reported under the Hart-Scott-Rodino Act may be investigated by the Department of Justice or the FTC under the antitrust laws before or after consummation. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws. As part of its increased scrutiny of radio station acquisitions, the Department of Justice has stated publicly that it believes that local marketing agreements, joint sales agreements, time brokerage agreements and other similar agreements customarily entered into in connection with radio station transfers could violate the Hart-Scott-Rodino Act if such agreements take effect prior to the expiration of the waiting period under the Hart-Scott-Rodino Act. Furthermore, the Department of Justice has noted that joint sales agreements may raise antitrust concerns under Section 1 of the Sherman Act and has challenged joint sales agreements in certain locations. As indicated above, the Department of Justice also has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. However, to date, the Department of Justice has also investigated transactions that do not meet or exceed these benchmarks and has cleared transactions that do exceed these benchmarks.

     Similarly, the FCC staff has adopted procedures to review proposed radio broadcasting transactions even if the proposed acquisition otherwise complies with the FCC's ownership limitations. In particular, the FCC may invite public comment on proposed radio transactions that the FCC believes, based on its initial analysis, may present ownership concentration concerns in a particular local radio market. In March 2001, however, the FCC Commissioners expressed their intent to eliminate delays in the staff's review of transactions that might involve concentration of market share but are otherwise consistent with the radio ownership limits set forth in the Communications Act.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the securities by the selling stockholders.

                             SELLING STOCKHOLDERS

     The class D common stock offered by this prospectus will be issued to certain of the stockholders of Blue Chip Broadcasting, Inc. pursuant to a Merger Agreement dated February 7, 2001 by and among us, Blue Chip Merger Subsidiary, Inc. (one of our wholly-owned subsidiaries), Blue Chip Broadcasting, Inc. and the stockholders of Blue Chip Broadcasting, Inc. on the date of the closing of the transaction described therein.

     The class D common stock registered under the registration statement of which this prospectus is a part may be offered from time to time by the selling stockholders named below (or by their transferees, pledgees, donees or successors) as will be further described in a prospectus supplement. The selling stockholders are under no obligation to sell all or any portion of their shares under this prospectus.

Class D Common Stock

     The following table sets forth with respect to each of the selling stockholders (1) the number of shares of class D common stock held by that selling stockholder prior to the registration contemplated by this prospectus,
(2) the number of shares of class D common stock to be registered for that selling stockholder hereunder, (3) the number of shares of class D common stock that the selling stockholder will hold after completion of the sale of the class D common stock registered for that selling stockholder hereunder, and (4) the percentage of the outstanding class D common stock that the selling stockholder will hold after completion of the sale of the class D common stock registered for that selling stockholder hereunder. Information regarding the number of shares of class D held by a selling stockholder prior to the registration contemplated by this prospectus has been obtained from the selling stockholders. Except as noted, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors.

                                                                                Number of Shares of
                                                                                   Class D Common
                                          Number of Shares      Number of         Stock Held After     Percentage of Class D
                                             of Class D       Shares of Class    Completion of the      Common Stock Held
                                            Common Stock         D Common       Sale of the Class D    After Completion of the
                                         Held Prior to the     Stock to be          Common Stock         Sale of the Class D
                                            Registration        Registered           Registered            Common Stock
       Name of Selling Stockholder           Hereunder          Hereunder            Hereunder         Registered Hereunder
--------------------------------------- ------------------- ------------------ ---------------------  ------------------------
L. Ross Love                                     500
Cheryl H. Love
Lovie L. Ross
LRC Love Limited Partnership
Love Family Limited Partnership
Windings Lane Partnership, Ltd.
J. Kenneth Blackwell
Calvin D. Buford
Buford Family Limited Partnership
Thomas Revely, III
C. Howard Buford
Vada Hill
George C. Hale, Sr.
Steven R. Love
Stephen E. Kaufmann
R. Dean Meiszer
Trebuchet Corporation
Torchstar Communications, LLC
Blue Chip Venture Funds Partnership
EGI-Fund (99) Investors, L.L.C.

                             PLAN OF DISTRIBUTION

     The class D common stock may be offered and sold from time to time to purchasers directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer those securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of the securities for whom they act as agents. The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the securities may be effected in transactions, which may involve crosses or block transactions:

     . on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     .    in the over-the-counter market;

     . in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     . through the issuance by the selling stockholders or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

     In connection with sales of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell the securities short and deliver securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities.

     At the time a particular offering of the securities is made, a prospectus supplement, if required in addition to this prospectus, will be distributed, which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The selling stockholders will be subject to applicable provisions of the Exchange Act and rules and regulations under the Exchange Act, which provisions may limit the timing of purchases and sales of any of the securities by the selling stockholders. This may affect the marketability of those securities.

     Pursuant to the registration rights agreement, we shall bear all fees and expenses incurred in connection with the registration of the securities, except that selling stockholders will pay all broker's commissions and, in connection with any underwritten offering, all expenses customarily borne by selling stockholders in an underwritten offering, including underwriting discounts and commissions. The selling stockholders will be indemnified by us, against certain civil liabilities, including certain liabilities under the Securities Act or the Exchange Act or otherwise, or alternatively will be entitled to contribution in connection with those liabilities.

                                 LEGAL MATTERS

     Kirkland & Ellis, Washington, D.C. (a partnership that includes professional corporations) will pass upon the validity of the class D common stock offered by this prospectus.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference for each of the years in the three year period ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

                                 [Back Cover]

                                     LOGO

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses of the Registrant in connection with the registration of the securities being registered, other than underwriting discounts and commissions. All such amounts are estimates, other than the fees payable to the Commission.

     SEC registration fee...........................................................................    $7,476
     Legal fees and expenses........................................................................    15,000
     Accounting fees and expenses...................................................................    10,000
     Printing.......................................................................................    10,000
     Miscellaneous..................................................................................    10,000
                                                                                                     ---------
              Total.................................................................................  *$52,476

_____________________________
*All expenses except the SEC registration fee are estimated.

Item 15. Indemnification of Directors and Officers.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Amended and Restated Certificate of Incorporation of the Registrant provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers, employees or agents against expenses, judgments and fines reasonably incurred and against certain other liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation. The Amended and Restated Certificate of Incorporation of the Registrant provides for indemnification of its directors and officers to the fullest extent permitted by applicable law.

Item 16. Exhibits

     The following exhibits are filed pursuant to Item 601 of Regulation S-K.

  Exhibit
    No.                                Description
---------    -------------------------------------------------------------------
    4.13     Registration Rights Agreement dated February 7, 2001 by and between
             Radio One and certain stockholders of Blue Chip Broadcasting, Inc.
             named therein (incorporated by reference to Exhibit 4.1 of Radio
             One's Current Report on Form 8-K filed February 8, 2001 (File No.
             000-25969; Film No. 1528282)).
     5.1     Opinion of Kirkland & Ellis regarding legality of securities being registered (to be filed by amendment).
    23.1     Consent of Arthur Andersen LLP.
    23.2     Consent of Kirkland & Ellis (included in Exhibit 5.1).
    24.1     Powers of Attorney (included on signature pages hereto).

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes that:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
              Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lanham, Maryland on April 6, 2001.

                               RADIO ONE, INC.



                               By:     /s/ Alfred C. Liggins, III
                                  ----------------------------------------------
                                   Name:   Alfred C. Liggins, III
                                   Title:  President and Chief Executive Officer

                       POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the date indicated. We, the undersigned officers and directors of Radio One, Inc., hereby severally constitute and appoint Scott R. Royster and Linda J. Eckard Vilardo, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and generally to do all things in our names and on our behalf in such capacities to enable Radio One, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC.

                                Radio One, Inc.

           Signature                                   Title(s)                                Date
-------------------------------------  ------------------------------------------------  -----------------
     /s/ Catherine L. Hughes
-------------------------------------
        Catherine L. Hughes                Chairperson of the Board of Directors           April 6, 2001


      /s/ Terry L. Jones
-------------------------------------
          Terry L. Jones                   Director                                        April 6, 2001


_____________________________________
         Brian W. McNeill                  Director


       /s/ Larry D. Marcus
-------------------------------------
           Larry D. Marcus                 Director                                        April 6, 2001



     /s/ Alfred C. Liggins, III
-------------------------------------
         Alfred C. Liggins, III            President and Chief Executive Officer           April 6, 2001
                                           (Principal Executive Officer) and Director


        /s/ Scott R. Royster
-------------------------------------
            Scott R. Royster               Executive Vice President and Chief Financial    April 6, 2001
                                           Officer (Principal Financial and Accounting
                                           Officer)

                                 EXHIBIT INDEX

Exhibit
   No.                                 Description
----------  --------------------------------------------------------------------
  4.13 Registration Rights Agreement dated February 7, 2001 by and between Radio One and certain stockholders of Blue Chip Broadcasting, Inc. named therein (incorporated by reference to Exhibit 4.1 of Radio One's Current Report on Form 8-K filed February 8, 2001 (File No. 000-25969; Film No. 1528282)).
  5.1 Opinion of Kirkland & Ellis regarding legality of securities being registered (to be filed by amendment).
  23.1       Consent of Arthur Andersen LLP.
  23.2       Consent of Kirkland & Ellis (included in Exhibit 5.1).
  24.1       Powers of Attorney (included on signature pages hereto).